Exhibit 99(a)

                                    EXHIBIT A

           Cover Letter to Offer to Purchase and Letter of Transmittal

                       [Wynstone Fund, L.L.C. Letterhead]

       IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS
                   AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
            THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

May 15, 2002


Dear Wynstone Fund, L.L.C. Member:

               We are writing to inform you of important dates relating to a tender offer by Wynstone Fund, L.L.C. (the "Fund"). If you are not interested in selling your limited liability company interests in the Fund ("Interest") at this time, please disregard this notice and take no action.

               The tender offer period will begin on May 15, 2002 and end on June 17, 2002. The purpose of the tender offer is to provide liquidity to members who hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

               Should you wish to tender all or part of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than June 17, 2002. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

               All  tenders  of  Interests   must  be  received  by  the  Fund's
Administrator, PFPC Inc., either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by June 17, 2002.

               If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Account Executive or Karl Garrett at our Administrator at (888) 697-9661 or (866) 306-0232.

Sincerely,


Wynstone Fund, L.L.C.